UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2019

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 5, 2013, FuelCell Energy, Inc. (the “Company”) closed on a long-term loan agreement with the Clean Energy Finance and Investment Authority, which is now known as the Connecticut Green Bank (“Green Bank”), for a loan totaling approximately $5.9 million in support of the Bridgeport fuel cell project (as amended from time to time, the “Loan Agreement”).  Under the terms of the Loan Agreement prior to the amendment of such terms as described below, the interest rate was 5% percent per annum and principal repayments were to commence on the eighth anniversary of the project’s provisional acceptance date of December 20, 2021.  Outstanding amounts under the Loan Agreement were secured by future cash flows from the Bridgeport fuel cell project contracts. On May 9, 2019, in connection with the execution of a subordinated credit agreement between Dominion Bridgeport Fuel Cell, LLC (which is now known as Bridgeport Fuel Cell, LLC) and Green Bank (the “Bridgeport Credit Agreement”) relating to the acquisition of the Bridgeport fuel cell project, a repayment of principal was made to Green Bank under the Loan Agreement reducing the principal balance to $1.8 million and, following such repayment, the collateral on such loan consists of a security interest in the Company’s interest in the service agreement between the Company and Bridgeport Fuel Cell, LLC, the project owner.

On and effective as of December 19, 2019, the Company and Green Bank entered into an amendment to the Loan Agreement (the “Amendment”). Upon the execution of the Amendment on December 19, 2019, Green Bank made an additional loan to the Company in the aggregate principal amount of $3.0 million (the “December 2019 Loan”), which is to be used (i) first, to pay closing fees related to the acquisition of the Bridgeport fuel cell project and the Bridgeport Credit Agreement, other fees, and accrued interest from May 9, 2019, totaling $404,000 (“Accrued Fees”), and (ii) thereafter, for general corporate purposes as determined by the Company, including, but not limited to, expenditures in connection with the project being constructed by Groton Station Fuel Cell, LLC (“Groton Fuel Cell”). Pursuant to the terms of the Amendment, Green Bank will have no further obligation to make loans under the Loan Agreement and the Company will have no right to make additional draws under the Loan Agreement.

The Amendment provides that, until such time as the loan (which includes both the outstanding principal balance of the original loan under the Loan Agreement and the outstanding principal amount of the December 2019 Loan) has been repaid in its entirety, interest on the outstanding balance of the loan shall accrue monthly in arrears from the date of the Amendment at a rate of 5% per annum until May 8, 2019 and at a rate of 8% per annum thereafter, payable by the Company on a monthly basis in arrears. The Amendment further provides that the payment by the Company of the Accrued Fees (as described above) includes any shortfall of interest due but unpaid by the Company through and including November 30, 2019. Interest payments made by the Company after the date of the Amendment are to be applied first to interest that has accrued on the outstanding principal balance of the original loan under the Loan Agreement and then to interest that has accrued on the December 2019 Loan.

The Amendment also modifies the repayment and mandatory prepayment terms and extends the maturity date set forth in the original Loan Agreement. Under the Amendment, to the extent that excess cash flow reserve funds under the credit agreement, dated May 9, 2019, among Dominion Bridgeport Fuel Cell, LLC (which is now known as Bridgeport Fuel Cell, LLC), Liberty Bank, and Fifth Third Bank (the “Bridgeport Senior Credit Agreement”) are eligible for disbursement to Bridgeport Fuel Cell, LLC pursuant to Section 6.23(c) of the Bridgeport Senior Credit Agreement, such funds are to be paid to Green Bank, to be applied first to repay the outstanding principal balance of the original loan under the Loan Agreement and thereafter to repay the outstanding principal amount of the December 2019 Loan, until repaid in full. The Amendment further provides that the entire unpaid balance of the loan and all other obligations due under the Loan Agreement will be due and payable on May 9, 2026 if not paid sooner in accordance with the Loan Agreement. Finally, with respect to mandatory prepayments, the Amendment provides that, when the Company has closed on the subordinated project term loan pursuant to the Commitment Letter, dated February 6, 2019, issued by Green Bank to Groton Fuel Cell to provide a subordinated project term loan to Groton Fuel Cell in the amount of $5.0 million (the “Groton Commitment Letter”), the Company will be required prepay to Green Bank the lesser of any then outstanding amount of the December 2019 Loan and the amount of the subordinated project term loan actually advanced by Green Bank.

The Loan Agreement, as amended by the Amendment, continues to include customary representations and warranties, affirmative and negative covenants, and events of default that permit Green Bank, at its option, to cause the unpaid principal amount of the loan together with accrued interest and other obligations to become immediately due and payable. Such events of default include, among other things, the termination of the Bridgeport fuel cell project, the occurrence of certain events of default under certain project agreements, failure to pay amounts due under the Loan Agreement, failures to comply with the Loan Agreement or related loan documents, certain failures to pay indebtedness, certain bankruptcy events, the entry of certain judgments against the Company, a change of control, and a material loss or impairment of collateral not fully covered by insurance. Upon an event of default, at the option of Green Bank, the unpaid balance of the loan shall bear interest at the otherwise applicable interest rate plus 3% per annum until such event of default is cured or waived.

The foregoing summary of the terms of the Amendment and the terms of the Loan Agreement, as amended by the Amendment, is qualified in its entirety by reference to (i) the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and (ii) the full text of the original Loan Agreement, a copy of which was previously filed and is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

For additional information regarding the Bridgeport Credit Agreement and the Bridgeport Senior Credit Agreement, please see the Current Report on Form 8-K filed by the Company on May 14, 2019 (as amended by the Form 8-K/A filed by the Company on July 12, 2019) and the Current Report on Form 8-K filed by the Company on May 22, 2019.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On December 20, 2019, the Company issued a press release providing a project update which includes the Amendment. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed or, with respect to Exhibit 99.1, furnished herewith:

Exhibit No.	Description

10.1	Amendment to Loan Agreement, dated December 19, 2019, between Connecticut Green Bank and FuelCell Energy, Inc.

10.2	Loan Agreement, dated as of March 5, 2013, between Clean Energy Finance and Investment Authority, as Lender, and the Company, as Borrower (incorporated by reference to Exhibit 10.69 to the Company’s Quarterly Report on Form 10-Q for the period ended January 31, 2013).

99.1	FuelCell Energy, Inc. Press Release dated December 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 20, 2019	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer